Filed Pursuant to Rule 424(b)(3)
Registration No. 333-240278
Prospectus Supplement No. 10
(to prospectus dated August 7, 2020)

DIGITAL MEDIA SOLUTIONS, INC.
73,444,102 Shares of Class A Common Stock
4,000,000 Warrants to Purchase Class A Common Stock
This prospectus supplement No. 10 (“Supplement”) supplements and updates the prospectus dated August 7, 2020, as supplemented thereafter (the “Prospectus”), related to (i) the issuance by Digital Media Solutions, Inc., a Delaware corporation (“DMS”), of up to 13,999,078 shares of its Class A common stock, par value $0.0001 per share (“Class A Common Stock”), upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (“DMS Warrants”) and (ii) the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of (A) up to 59,445,024 shares of Class A Common Stock and (B) up to 4,000,000 DMS Warrants, which may be offered by the selling holders identified in the Prospectus.
This Supplement should be read in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.
The Class A Common Stock and DMS Warrants are traded on the New York Stock Exchange under the symbols “DMS” and “DMS WS,” respectively.
Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 24 of the Prospectus for a discussion of these risks.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.
This Supplement is being filed for the purpose of updating information provided under the heading “Selling Holders” commencing on page 143 of the Prospectus. Subsequent to the filing of the Prospectus, on June 10, 2021, Prism Data, LLC (“Prism”), identified in the Prospectus as a selling holder, sold 300,000 shares of Class A Common Stock (as defined in the Prospectus) to Egeria Group AG. The sale was made for the sole benefit of Luis Ruelas, a member of Prism, to divest a portion of his interest in Prism. Neither Joseph Marinucci, Fernando Borghese, or any other member of Prism other than Mr. Ruelas, received any proceeds from the sale.
Accordingly, the selling holders table is being updated to add Egeria Group AG as selling holder and to adjust the Prism Data, LLC allocation of shares, as presented below.
	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Egeria Group AG(2)	300,000	*	300,000	*	0	*
Prism Data, LLC(3)	44,658,378	71.8%	44,417,201	*	241,177	*
*	Less than one percent.
(1)	Based upon 61,298,663 shares of Class A Common Stock outstanding as of June 9, 2021, on an as-redeemed basis.
(2)	The business address of Egeria Group AG is Baarerstrasse 53, 6300 Zug, Switzerland.
(3)
Interests shown consist of Redemption Shares assuming Redemption of all of the DMS Units held by Prism Data, LLC, and 538,912 Seller Warrants owned by Joseph Marinucci. Interests shown also include Redemption Shares (assuming Redemption of all DMS Units held), Conversion Shares and shares of Class A Common Stock underlying 922,177 Seller Warrants acquired by the indirect subsidiaries of Clairvest Group Inc., in each case, over which Prism Data, LLC has shared voting power as a result of the Director Nomination Agreement. Joseph Marinucci, as the manager of Prism Data, LLC, is deemed to have beneficial ownership over the interests shown. Joseph Marinucci also beneficially owns directly 53,455 shares of Class A Common Stock, which include 51,955 shares of Class A Common Stock issuable upon the vesting of 34,965 restricted share units and 16,990 stock options within 60 days of the date of this Supplement. The business address of Prism Data, LLC is 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.

The date of this prospectus supplement is June 14, 2021.